Exhibit 4(b)(5)


               CONTRACT OF PURCHASE AND SALE OF ELECTRICAL ENERGY


By the present instrument made and executed by and between the parties qualified below:

On one side, ENERTRADE S.A., an electrical energy trader lawfully authorized by Agencia Nacional de Energia Eletrica - ANEEL, in the terms of resolution number 62, of February 16, 2001, with headquarters in the city of Sao Paulo, State of Sao Paulo, at 2,300 Paulista Ave. # 62/64, its registered with the General Taxpayer Register under CNPJ 04.149.295/0001-71, herein represented in the form of its Charter, by the undersigned below (hereinafter referred to as "Seller" or "ENERTRADE");

and ,

ESCELSA- Espirito Santo Centrais Eletricas S.A., concessionaire of public services of electricity, a corporation with headquarters in Vitoria, State of Espirito Santo, at Rua Sete de Setembro, 362, Centro, registered with the General Taxpayer Register under CNPJ No. 28.152.650/0001-71, herein represented in the form of its Charter (hereinafter referred to as "Purchaser" or "Escelsa");

CONSIDERING that Seller possesses its own assets for generation and/or rights resulting from contracts of purchase of electrical energy enough to fulfill the stated in resolution 249 of August 11, 1998, by ANEEL and any further modifications, as well as any remaining applicable regulations and laws;

The parties have agreed on the execution of this Contract of Purchase and Sale of Electrical Energy, which will be ruled by Law n. 9,648, of May 27, 1998, regulated by Decree No. 2,655, of July 2, 1998, and article 5 of Decree n. 4,562 of December 31, 2002, and other applicable regulatory norms, as well as by the following terms and conditions:



                                    CHAPTER I


                                   Definitions

1st Clause - For the purposes of this Contract the following terms, in the singular and plural, shall have their meanings defined below:

a) "ANEEL": Agencia Nacional de Energia Eletrica- ANEEL, a special autarchy with the finality of regulating, mediating and supervising the production, transmission, distribution and commercialization of energy, created by Law
     n. 9,427, of December 26, 1996;

b) "Gravity Center": it is a virtual point in the Submarket (as defined below) of the interlinked electrical system, in the terms of the Market Rules (as defined below), for means of accounting and liquidation by MAE (as defined below);

c) "Contract": this Contract of Purchase and Sale of Electrical Energy with all its attachments and amendments, if there be;
d)   "Due Date": it is the day determined according to Sole Paragraph of 6th
     Clause;


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e)   "Working Day": means any day in which there are banking services in the country of the Purchaser, in the terms of the norms of Banco Central do Brasil;

f) "Contracted Electrical Energy": is the amount of electrical energy and associated capacity to be made available and to be sold by Seller to Purchaser at the Delivery Point (as defined below), according to the established in 4th Clause below, through a symbolical delivery;

g) "Higher Power": event defined as a fortuitous or higher power case, according to Article 393 of Law n. 10,406, of January 10, 2002, keeping the devices contained in 18th Clause of this Contract;

h) "Form of Price Readjustment": it is the form of Price (as defined below) readjustment, according to the agreed between the parties in 7th Clause below;

i) "IGPM": "Indice Geral de Precos do Mercado" (General Index of Market Prices), published by Fundacao Getulio Vargas, according to the published in Conjuntura Economica Magazine or any rating that may replace it as the indexing agent of the contract of concession, for purposes of readjustment of fees of Escelsa, or, yet, in the lack of such, by the IGP-DI published by Fundacao Getulio Vargas, as published in Conjuntura Economica Magazine;

j) "Applicable law": means all the constitutional establishments, laws, statutes, acts, decrees, licenses, authorizations, resolutions, deliberations, instructions, regulations, and other norms and dispositions applicable to the operations portrayed in this instrument;

k) "MAE": Electrical Energy Wholesale Market, a non-profit company of private rights, subject to authorization, regulation and inspection by ANEEL, its creation being authorized by Federal Law n. 10, 433, of April 24, 2002, or its successor;

l)   "MW": means the megawatt;

m)   "MWh": means the megawatt/hour;

n) "ONS": Operador Nacional do Sistema Eletrico (National Operator of the Electricity System)- ONS- a non-profit company of private rights provided for in Law n. 9,648 of May 27, 1998, responsible for the coordination of the operation of the interlinked systems South/Southeast/Midwest/ North and Northeast;

o) "Another index": another rate that may be officially applied to the readjustment of Purchaser's supply-prices;

p) "Party" or "Parties": means in the singular Seller or Purchaser, and in the plural it means both Seller and Purchaser;
q) "Related Party": means, when referring to any company, any other company that (a) holds, directly or indirectly, more than 50% (fifty percent) of the capital or that controls, directly or indirectly, the first company,
     (b) has more than 50% (fifty percent) of its capital, directly or indirectly withheld or that is directly or indirectly controlled by the first company or (c) has more than 50% (fifty percent) of its capital or the common control of a third company, in association with the first company; the word "control" and all the words derived from it will have the meanings imputed by Law n. 6,404, of December 15, 1976;

r) "Light Load Basis": period of time corresponding to the monthly hours not associated to the Medium Load Basis (as defined below) and Heavy Load Basis (as defined below);

s) "Medium Load Basis": period of time defined by the Market Rules, according to the defined in 4th Clause below;

t) "Heavy Load Basis": period of time defined by the Market Rules, as established in 4th Cause below;

u) "Accounting Period": period for the accounting of the contract positions in the jurisdiction of MAE, as established by the Market Rules;


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v)   "Period of Supply": means the period with its beginning on January 1, 2004 and end on December 31, 2005, during which Seller will make available and sell the Electrical Energy to Purchaser, in the terms of this Contract;

w) "Delivery Point": in the Gravity center of the Submarket where the agreed amount of Electrical Energy will be delivered by Seller to Purchaser by means of a symbolic delivery, for purposes of accounting and liquidation by MAE;

x) "Period of Validity": period of validity of the present Contract, as established in 3rd Clause of this Contract;

y) "Price": price for the MWh of the purchased Electrical Energy and associated capacity referred to in 5th Clause of this Contract.

z) "MAE Price": price, published by MAE for each Accounting Period, in the Submarket of Purchaser of the interlinked electrical system, for the accounting of the contract positions in the jurisdiction of MAE;

aa) "Market Procedures": a set of norms of conveyance and functioning for the implementation of Market Rules (as defined below), ratified by ANEEL, its further alterations or any other text that may come to replace it;

bb) "Net work Procedures": rules established by ONS, ratified by ANEEL, that define the procedures and technical requirements for the planning, implantation, use and operation of the transmission system, its future alterations or any other text that may replace them;

cc) "Market Rules": commercialization, accounting and liquidation rules for the electrical energy sold in the jurisdiction of MAE, ratified by ANEEL, its posterior alterations or any other text that may take its place.

dd) "Sinercom": system of computer programs that allows the reception and the sending of information regarding measurement and availability of energy of each member of MAE, price setting, contracting, accounting, pre-billing, financial liquidation, as well as any other commercial operations in the jurisdiction of MAE, or its successor; and

ee) "Submarket": a specific submarket of the interlinked electricity system, where the Purchased Electrical Energy shall be delivered in a symbolic manner.

                                   CHAPTER II


                                     Object

2nd Clause
The present Contract has the aiming at establishing the term and conditions that will regulate the purchase and sale of Electrical Energy Contracted by the Parties, the delivery of which will be made in a symbolic manner by Seller to Purchaser at the Delivery Point, during the period of validity of this Contract, through the payment of the Price.

First Paragraph
For the purposes of this Contract, it shall be considered that Seller shall have delivered the Contracted Electrical Energy to Purchaser, and Purchaser will have received the Contracted Electrical Energy from Seller, independent of the amount of Electrical Energy that Seller or the hired generating source(s) may have generated or been instructed to generate.

Second Paragraph
It is understood and agreed that the rights over the Electrical Energy commercialized between the Parties, according to the established in this Contract, shall not be altered, in case of MAE modifying the form or frequency of registry, accounting or liquidation of the contracting positions of its agents regarding the contracted volumes agreed on by the Parties. Such right shall not be altered in case ANEEL modifies the methodology of calculation of the MAE Price, be this alteration in terms of advance or frequency with which this price is calculated.


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                                   CHAPTER III


                               Period of validity

3rd Clause
The Contract shall be valid from the date of execution until the integral fulfillment by the Parties of all their contract obligations, except if there be the expressed contrary manifestation of either Party, case in which the specific dispositions for an early end shall be applied and, depending on the case, there shall be an application of penalties.

Sole Paragraph
The effectiveness of this Contract is conditioned to the approval by ANEEL, until November 21, 2003, in the terms of the Applicable legislation. If the present Contract has not been approved until November 21,2003, the Parties shall not be subject to the rights and duties herein stated, and shall remain as before the signing of this Contract.




                                   CHAPTER IV


                              Volume and Load Basis

4th Clause
The volume of the Contracted Electrical Energy shall be of 95 average MW for the year of 2004 and 112 average MW's for the year of 2005. Such volume can be reduced to an average of 42 MW, as long as there is the occurrence of the case provided for in Third Paragraph below.

First paragraph
Purchaser shall calculate, until the 15th of December of each year, the average for the next year, considering that such calculation may be reviewed every three months, so long as it complies with the Market Procedures related to this issue. However, Purchaser must preserve the annual total of Contracted Electrical Energy and the monthly amounts must be within the limits of 85% (eighty-five percent) and 115% (one hundred fifteen percent) of the yearly average Contracted Electrical Energy.

Second Paragraph
Purchaser shall have the right to effect the modulation by Load Basis of the Contracted Electrical Energy, as long as it is informed and as long as it is in compliance with the Market Procedures related to the issue, being that such modulation must, however, preserve the amounts of Load Basis within 75% (seventy-five percent) and 125% (one hundred twenty-five percent) of the monthly average Contracted Electrical Energy.

Third paragraph
Purchaser agrees that the volume of Contracted Electrical Energy may be reduced, by Seller, within the limits established in the caption of Fourth Clause, according to the consuming market variations of Purchaser, due to an eventual reduction of consumers that may have decided to become free consumers, and Purchaser must (i) notify Seller 4 (four) months in advance, as stated in Clause 25 below, about such fact and (ii) attest the referred to reduction in an unequivocal manner.


                                    CHAPTER V


                             Price and Payment Terms


5th Clause
The Price shall be of R$ 56.87/ MWh (fifty-six reais eighty seven cents per Megawatt/hour), dated of January, 2002. Each and any cost, liability, tax, contribution, fee and tariff due in the terms of the Applicable Legislation for


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the delivery of the Contracted Electrical Energy at the Delivery Point are
included in the Price, keeping the Paragraphs below.

First Paragraph
 The parties agree that it shall be the entire responsibility of Seller to deliver the Contracted Electrical Energy at the Delivery Point, Seller shall take on all the risks, obligations, responsibilities, tariffs and liabilities of distribution and loss of transmission perchance owed and/or verified until the Delivery Point.

Second Paragraph
The Parties agree, yet, that Purchaser shall take on all the risks, obligations, responsibilities, tariffs, costs and liabilities of transmission, distribution and connection, and losses of transmission perchance incident and/or verified after the delivery of the Contracted Electrical Energy at the Delivery Point.

Third Paragraph
Price shall be readjusted yearly, or in the least allowed time period by the Applicable Legislation, from August 2002 to August 2005, according to variations of IGPM.

Fourth Paragraph
It is understood by the Parties that Price corresponds to the specific MWh and to the proper capacity necessary for its production, even if in an ephemeral manner.

6th Clause
The charging of the Contracted Electrical Energy shall be object of invoices, to be issued monthly, in the period provided for in Third Paragraph below, independent of the number of Accounting Periods within the month, and must be forwarded by the Seller to Purchaser, with the following discrimination:

o  Volume of Contracted Electrical Energy, clearly made known in MWh;
o  Price, clearly made known in R$/ MWh;
o Total due sum, obtained by the multiplication of the volume of Electrical Energy purchased for the Price.

Sole paragraph
The payment of the monthly invoice shall take place on the 5th (fifth) working day after the last month of supply.

7th Clause
The Price mentioned in 5th Clause above shall be readjusted during the whole Period of Supply, every 12 (twelve) months (or at the smallest periodicity allowed by the Applicable Legislation, based on the accumulated variation of the IGPM in that period (or Another Index), which shall correspond to the index obtained by the division of the indexes of IGPM of the month preceding the readjustment and of the month before the last readjustment.

8th Clause
In case, related to any invoice, there are undisputed sums and related sums which Purchaser may have questioned the respective certainty and liquidity, Purchaser, independent of the questioning presented in print to Seller, before the Due Date, must, in the respective Due Date, make the payment of the unquestionable parcel, risking, with the objection, to portray its default. Having solved the matter related to the questioned parcel within at most 10
(ten) Working Days, Purchaser must, within 5 (five) Working Days from the date in which the composition between the Parties shall take place, make the payment of the remaining parcel of the value of the referred parcel, plus interest, in the terms of 9th Clause below. The interest shall be calculated pro rata die between the Due Date of the respective invoice and the date of the effective payment, being understood and accepted that the interest rate above mentioned shall only be applicable to the remaining values, object of controversy.

9th Clause
In case, for any reason, Purchaser does not pay the invoice or part of the sum of the invoice issued by Seller on the Due Date or, in case of the non-payment of part of the invoice, within the period established in 8th Clause above, whichever the case, Purchaser shall be subject to the payment of the due sum, plus a fine of 2% (two percent) and of interest at the rate of 1% (one percent) a month, these being calculated since the Due Date of the respective invoice until the date of the effective payment.


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10th Clause
Any values owed by one Party to the other Party may be compensated, on their due dates, with credits the owing Party may have against the Creditor Party resulting from this Contract.

                                   CHAPTER VI

                         Representations and Guarantees



11th Clause
Seller expressly represents and guarantees to Purchaser that:

(i) it detains all the legal, governmental and regulatory authorizations necessary for the execution of this Contract and to assume and fulfillment the obligations resulting from it;
(ii) it has obtained all the board approvals necessary for the execution of this Contract and the assumption and fulfillment of its obligations in the terms of this instrument;
(iii) the execution of this Contract does not violate any contract of which it is part and that it does not violate any obligation, administrative or legal decisions that may be oppose to it or to which it may be subject;
(iv) the obligations taken in this Contract are legal, valid and feasible, according to the respective terms and conditions;
(v) it possesses all the legal, governmental and regulatory authorizations necessary for the performance of its activities;
(vi) all the information furnished to Purchaser is complete and exact, considering it is contained in written records, reports, mailings and any other instrument, written or electronic;
(vii) there is no existence, at this date, of any action, investigation or administrative or legal procedure instituted against Seller that affects or may come to affect the sale and delivery of the Contracted Electrical Energy by Purchaser; and
(viii) it shall keep valid, when fit, all the statements listed in the above topics during the complete Period of Validity.

12th Clause
Purchaser expressly represents and guarantees to Seller that:

(i) it possesses all the legal, governmental and regulatory authorizations necessary for the execution of this Contract and to assume and fulfill the obligations resulting from it;
(ii) it has obtained all the board approvals necessary to execute this Contract and for the assumption and fulfillment of its obligations in the terms of this instrument;
(iii) the execution of this Contract does not violate any contract of which it is a Party, or any obligation, administrative and legal decision that may oppose it or to which it is subject;
(iv) the obligations taken in this Contract are legal, valid and feasible, according to the respective terms and conditions;
(v) it possesses all the legal, governmental and regulatory authorizations necessary for the performance of its activities;
(vi) all the information furnished to Seller is complete and exact, considering it is contained in written records, reports, mailings and any other instrument, written or electronic;
(vii) there is no existence, at this date, of any action, investigation or administrative or legal procedure instituted against Purchaser that affects or may come to affect its financial-economical condition to buy the Contracted Electrical Energy from Seller; and
(viii) it shall keep valid, when fit, all the statements listed in the above topics during the complete Period of Validity.

                                   CHAPTER VII


                           Obligations of the Parties

13th Clause
With no jeopardy to the other obligations herein provided, the Parties obligate themselves to:

(i) observe and fulfill rigorously the Applicable Legislation in its social deals and/or activities to be performed in the terms of the present Contract, especially those of general or specific nature, derived from ANEEL, ONS, MAE or of any other agent or regulatory organ of the Brazilian electrical system with jurisdiction on the subject

(ii) obtain and keep valid and effective, during the whole Period of Validity, all the licenses and authorization inherent to its social deals and/or the fulfillment of the obligations assumed in the present Contract;


(iii) inform in at least 48 (forty eight) hours counting from the date of the acknowledgement of the event, the other Party about any event, of any nature, that may represent a threat to the full and punctual fulfillment of the obligations assumed in the terms of this Contract; and

(iv) in case Seller, proceeds to registration, at Sinercom, of the information in this Contract, and in the case Purchaser, proceed to the communication of confirmation of the information in this Contract at Sinercom, all in conformity with the deadlines of registry established in the Market Rules and Market Procedures.

                                  CHAPTER VIII


                                  Cancellation

14th Clause
The present Contract may be rightfully cancelled by the lawful Party in case of non-fulfillment, by one of the Parties, of any of its obligation, as well as in the occurrence of any of the following hypotheses:

         (i) declaration of bankruptcy, grant of a creditors agreement, legal or extra-judicial dissolution or liquidation of the other Party, independent of notice or notification;

         (ii) in case the other Party may come to have any legal, governmental or regulatory authorization indispensable for the fulfillment of the obligations foreseen in the present Contract revoked, or have any of its rights as a member of MAE suspended due to the non-fulfillment of the Applicable Legislation;

         (iii) in case the registration of the Contract be cancelled by MAE or any other competent authority;

         (iv) in case, by action or omission of the other Party, MAE refuses to proceed to the accounting and/or liquidation of the present Contract;

         (v) in case the other Party does not fulfill or if it contravenes the Applicable Legislation, Net Procedures, Market Procedures or Market Rules to which it is subject for the fulfillment of its obligation in the terms of the present Contract;


         (vi) in case one of the Parties does not make the payment of any sum owed to the Party in the terms of 8th Clause;

         (vii) in case of a total or partial non-fulfillment, by any of the Parties, of the established in topic (iv) of 13th Clause above; or


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         (viii) in case the other Party has stated information that may reveal itself as incorrect, incomplete or untrue on the date in which it was stated in Chapter VI of this Contract,

         First Paragraph
         The non-fulfillment, by any of the Parties, of any obligation provided for in this Contract, including 14h Clause, if not amended in the deadline of 30 (thirty) days, counting from the reception, by the transgressing Party, of a written notification sent by the other Party, will give the latter the right to consider this Contract as expired, making the other Party subject to the immediate penalties provided for in 15th Clause below and obligating it to keep the other Party exempted from any obligation or responsibility, including towards MAE and others.

         Second Paragraph
         It is agreed and just that, during the periods for the compensation of non-payment referred to in this Clause, the transgressing Party shall be responsible to pay indemnity of the liabilities borne by the other Party towards MAE and others during such period, based on the MAE Price, in case the registry of the Contract at Sinercom be affected.

                                   CHAPTER IX

                         Responsibility and Compensation

         15th Clause
         The Party that, by its action or omission, gives cause to the cancellation of the present Contract due to the non-fulfillment of any of the obligations provided for in the present Contract or in the occurrence of any of the cases of 14th Clause above, shall be obligated to pay the offended Party, in a deadline of 5 (five days) counting from the effectuation of the cancellation, the total set of penalties described in items (1) and (2), listed below:

         1. compensatory fine for cancellation equivalent to 10% (ten percent) of the balance of the complete worth of the Contract, calculated according to the formula described below:

         Fine = 10% x balance of the complete worth of the Contract


         Where:

         "balance of the complete worth of the Contract" = the product of the multiplication of the Price of the Contract on the date of effectuation of the cancellation times the volume of Contracted Electrical Energy, for the remaining period of the Period of Validity.

         2. direct losses and damages for the cancellation of the Contract, as shown below:

         (i)  in case the cancellation of the Contract be caused by Purchaser:
              Purchaser must pay Seller for the losses and damages corresponding to the described below:


         Contract LDs = Volume of Contracted Electrical Energy x (Price - Price of Replacement Electrical Energy)

Where:

         Contract LDs means the losses and damages suffered by Seller;


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         Volume of Contracted Electrical Energy means the volume of
Contracted Electrical Energy for the remaining Period of Validity of the contract between the date of effectuation of the cancellation and the date of the end of the Period of Validity;

         Price means the Price at the date of effectiveness of the cancellation of the Contract; and


         Price of Replacement Electrical Energy means the MAE Price of the substitute electrical energy to be acquired in the terms of the contract of replacement of electrical energy.

         OR


(ii) in case the cancellation of the Contract be caused by Seller : Seller must pay Purchaser for the Losses and damages correspondent to the described below:


                  Contract LDs = Volume of Contracted Electrical Energy x (Price of Replacement Electrical Energy - Price)


Where:

         Contract LDs means the losses and damages suffered by Purchaser;

         Volume of Contracted Electrical Energy means the volume of Contracted Electrical Energy for the remaining Period of Validity of the Contract, between the date of effectuation of the cancellation and the date of expiration of the Expiration period;

         Price of Replacement Electrical Energy means the MAE Price of the substitute electrical energy to be acquired in the terms of the contract of replacement of electrical energy; and

         Price means the Price at the date of effectuation of the cancellation of the Contract.

First Paragraph
In case the difference between the worth of Price and MAE Price for the Replacement Electrical Energy to be acquired by means of a contract of replacement of electrical energy, in the terms of sub-item (i), or vice versa, in the terms of sub-item (ii), referred to in item (2) above, be negative, the transgressing Party shall only pay the fine for advance cancellation referred to in item (1) above to other Party.

Second paragraph
It is expressly agreed that the rightful Party shall not be obligated to execute a contract of replacement of purchase/sale of electrical energy, referred to in item (2) above, to count the direct losses and damages due to the advance cancellation of the Contract.

Third paragraph
It is expressly agreed between the Parties that the complete value of the indemnity to be paid in the terms of this Clause, shall be limited to 24 (twenty four) times the average sum of the 12 (twelve) last invoices preceding the occurrence of the fact giving cause to the indemnity.


16th Clause
The responsibility for the indemnity for losses and damages of each of the Parties in the course of this Contract shall be, in any hypothesis, limited to the sums Established in 14th Clause and 15th Clause above, considering that none of the Parties shall take on any responsibility of compensating the other for any emerging losses, including discontinued earnings, moral damages or of any nature.

                                    CHAPTER X


                        Fortuitous Case and Higher Power


17th Clause
In case any of the Parties cannot fulfill any of its obligations resulting from this Contract for a reason of Higher Power, the Contract shall remain valid, but the affected obligations shall be suspended throughout the lasting of the effects of the Higher Power.

First Paragraph
The Party affected by the occurrence of an event of Higher Power must communicate the fact to the other Party within 24(twenty-four) hours counting from the verification date of the event, through written notification, with a thorough description of the event of Higher Power, in which must be information that indicates the nature of the event, to which level it compromises the fulfillment of its obligations in the terms of this Contract and the estimate of the period in which the event of Higher Power shall keep it from fulfilling the suspended obligations due to the referred event. The suspension of the obligations due to the Higher Power shall not have the effect of exempting the affected Party from the faithful and whole fulfillment of the obligations that had been due before the occurrence of the event of Higher Power.

Second Paragraph
The Party affected by the event of Higher Power commits itself to either adopt all the measures that may be at its reach to overcome the effects resulting from the Higher Power that upset the fulfillment of its obligations or mitigate the extension of these effect with a view on the fulfillment, even if partial, of its obligations in the terms of this Contract.

Third Paragraph
Having ceased the event of Higher Power, the Party that had been affected by such must communicate the fact to the other Party within 24 (twenty-four) hours, through written notification, and retake immediately the fulfillment of the affected obligations in the terms of this Contract.

Fourth paragraph
With no jeopardy of the established in article 393 of Law n. 10,406, of January 10, 2002, The Parties shall consider as events of Higher Power any act or fact, with occurrence impossible for the Parties to foresee, or that even if foreseen will have unpredictable consequences, as well as those against which its diligent action had not been enough to avoid or is not enough to amend, among which:

(i) any phenomenon of nature, such as storms, floods, landslides, lightning, earthquakes and other earth shakings; or
(ii) any unexpected events caused by man, beyond the control of the Parties, that may affect the execution of the Contract, such as wars, sabotages, military blockades, public riot, mutinies, embargoes, repression, civil commotion, or other acts of public enemies, strikes or other industrial or labor disturbs in a national or regional range.


Fifth Paragraph
By no means, for the purposes of this Contract, there will be the form of an event of Higher Power in the occurrence of any of the acts or facts listed below that may affect an obligation of physical or financial nature of any of the
Parties:

(i) problems and/or hardships of financial-economical order of any of the Parties;
(ii) loss of market by Purchaser or the impossibility of Purchaser using or reselling, in an economical sense, the Contracted Electrical Energy;
(iii)    reasonably expected adverse weather conditions;
(iv) the promulgation of creation, extinction or modification of the Applicable Legislation and any regulation, resolution or similar act by ANEEL, MAE and/or of any other inherent governmental authority, as well as the cancellation or expiration of or the non-possession of any necessary approval from a governmental authority; and/or
(v) any failure in the installation of connection, transmission lines, distribution lines, transformers, and other correlated devices, part of the system of transmission of electrical energy necessary for the delivery of the Established Electrical Energy ;


Sixth Paragraph
The Parties acknowledge and agree that the improper claim, by any of the Parties, of the occurrence of any of the events mentioned in the topics of Fifth Paragraph above to justify the non-fulfillment of its obligations in the terms of this Contract, shall entitle the other Party to promote the cancellation of this Contract, thus the Party which gave cause to the respective cancellation becomes subject to the penalties provided for in 15th Clause of this Contract.

Seventh paragraph
 In case an event of Higher Power may come to least 90 (ninety) or more consecutive days, any of the Parties may notify the other Party of its intention of canceling this Contract, case in which there shall be no indemnity from one Party towards the other Party.

                                   CHAPTER XI


                 Taxes and changes in the Applicable Legislation

18th Clause
Except if clearly agreed in a distinguished manner by the Parties in this Contract, each of the Parties shall be responsible for the payment of taxes collected for the operations contemplated in this Contract, in the manner determined by the Applicable Legislation, the responsible Party committing itself to keep the other Party free and exempted from responsibilities related to the taxes withheld or when the payment of such be its responsibility.

19th Clause
In case of the beginning of the validity or alteration of the Applicable Legislation, except in what regards the corporate income tax and the social contribution over the net profit, especially the related to the electricity sector, that may financially overload, trouble or jeopardize the punctual and faithful fulfillment of the obligations of the Parties in the terms of this Contract, or that may directly cause a substantial alteration in the initial financial-economical equation of the deal, based on which the terms and conditions of Price established in this Contract were defined, the Parties shall evaluate, by means of a justified request of the Party considering itself jeopardized, within the period of 30 (thirty) days counting from the mentioned request, the impacts of such alteration of the Applicable legislation in the obligations , in special those of financial nature, of the Parties in the terms of this Contract, committing itself, from this date on, to adopt measures that reestablish, as much as possible, the status quo ante of the beginning of the validity or the alteration of the Applicable Legislation, in special alternative solutions that may avoid a Price review. In the evaluation request referred to in this Clause there must be information indicating clearly:

(i) the range of the alteration of the Applicable Legislation and its effects on the fulfillment of the contract obligations of the jeopardized Party; and
(ii) the additional costs to be accounted or, depending on the case, the cost decreased due to the beginning of validity or the alteration of the Applicable Legislation accompanied, whenever possible, of the respective certifying documents.

Sole paragraph
In case the alteration of the Applicable Legislation has the alteration of the ensured amount of energy and power of an independent producer as a consequence, the Contract must be altered in a way to adapt the Contracted Electrical Energy to the new establishments of the Applicable Legislation.

                                   CHAPTER XII


                              Solution of Conflicts


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20th Clause
Any disagreement derived from this Contract, including the ones relative to its validity, range, interpretation, or application may be solved by arbitration, respecting the terms of First Paragraph and of the other Paragraphs below.

First Paragraph
In case of disagreement, as described above any of the Parties may notify the other party, in the terms of 25th Clause, about the existence and content of the disagreement ("Disagreement Notice"). Counting from the date of the reception of the Disagreement Notice, each of the Parties shall have 5 (five) Working Days to indicate a representative to negotiate the solution to the disagreement. As soon as both Parties have indicated a delegate, and with a final deadline of 5 (five) Working days counting from the reception of the Disagreement Notice, the Parties shall have 30 (thirty) days to reach an agreement regarding the disagreement. In case a deal is not drawn within this deadline by the delegates of the Parties, the disagreement shall be subject to arbitration in the terms and conditions below, being that any of the Parties may start the process.

Second Paragraph
The court of arbitration shall be composed of 3 (three) arbitrators, each of the Parties shall choose or elect an arbitrator, the third arbitrator (who shall act as the President of the court of arbitration), being elected in agreement the two previously chosen arbitrators. In case the two arbitrators do not come to an agreement, the third arbitrator shall be indicated by the President of the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem).

Third paragraph
The court shall be located in the city of Sao Paulo and shall be administrated by the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem), and its rules shall be obeyed in the process, keeping the established in the Federal law n. 9,307/96. The regulation by the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem), valid at the date of notice provided for in First Paragraph above, and the established in Federal Law n. 9,307/96, as altered until the same date, integrate the present Contract. All the arbitration procedures shall be performed in the Portuguese language.

Fourth Paragraph
The decisions shall be adopted by the majority of the arbitrators of the arbitration court and cannot be based on the principle of equity, being obligated to keep the foreseen in the legal and/or normative dispositions of Republica Federativa do Brasil or the applicable contract establishments.

Fifth Paragraph
The access to the Judiciary shall only be allowed in the cases clearly foreseen in Federal Law n. 9,307/96. In cases when the access to the Judiciary be allowed, the Parties elect the Court of Justice of the City of Sao Paulo, with the exclusion of any other no matter the more qualified it may be, to know of actions that guarantee the complete fulfillment of the arbitration procedure and to execute the final arbitration sentence, whenever necessary.

Sixth Paragraph
The Party that for any reason frustrates or counterchecks the initiation of the court of arbitration, be it not adopting the necessary arrangements within the due period, or be it forcing the other party to adopt the measures foreseen in
Article 7 of Federal Law n. 9,307/96, or yet not fulfilling all the terms of the arbitration sentence, shall pay the fine not susceptible of compensation equivalent to R$ 5,000 (five thousand Reais), to be updated according to the annual variation of the IGPM, per day of delay in the initiation of the arbitration court or in the fulfillment of the established in the arbitration sentence, with no jeopardy to the determinations and penalties within such sentence.

                                  CHAPTER XIII


                              General Dispositions

21st Clause
None of the Parties may forsake or transfer, total or partially the present Contract or any of the obligations herein foreseen, without the previous written consent of the other Party, which cannot be denied without a justified reason.

First Paragraph
In case a Party wishes to effectuate the cession of this Contract or any other obligation herein foreseen to a Related Party or Others, the other Party commits itself to appear as an agreeing intervening agent in the respective instrument of cession, as long as the Assignor certifies to the Yielded Party that the Assignor shall declare what regards 11th Clause, or if the case demands, 12th clause, that it shall grant the guarantees and that it shall obligate itself to fulfill the other obligations of this Contract, in special those contained in 13th Clause.

Second paragraph
In Case the Assignor does not meet the conditions established in First paragraph above, the Yielded Party may at its unique will not agree with the cession, being such refusal considered, for all legal purposes and effects, as impeditive to the cession.

22nd Clause
The present Contract obligates the Parties, successors and yielded parties to any title.

23rd Clause
None of the Parties may reveal, motivate or allow the disclosure of any information related to this Contract, without previous authorization, in writing by the other Party, unless if with the purpose of implementing the operation provided for in this Contract.

24th Clause
The tolerance by the Parties of any disobedience to the obligations assumed in this Contract, shall not be considered novation, forsaking or discontinuance of any right, constituting a mere liberty, not impeding the tolerant Party from demanding from the other Party the faithful fulfillment of this Contract, at any time.

25th Clause
Any notice or other communication from one Party to another regarding this Contract, shall be done in writing and may be delivered personally or sent by mail, fax or electronic mail, in any case with evidence of its reception, being them obligated to address in the manner described below, being that each part may modify these data by means of a written notification to the other Part, that must be attached to the present Contract: (a) if to Seller, at the address present in the introduction of this Contract:

Att.: Antonio Jose Sellare
Tel.: (11)- 3218-9200
Fax: (11)- 3120-3282

(b) if to Purchaser, at the address present in the introduction of this
Contract:

Att.: Armando Fernandes Bernardes
Tel.: 027-3321-9335
Fax: 027-3321-9303

26th Clause
The commercialization of the Contracted Electrical Energy regarding the Present Contract is subordinated to the valid Applicable legislation, as well as to the Market Rules and to the Network Procedures, which shall prevail in omitted cases or in perchance disagreements. Any future modification in the Applicable Legislation or in the Market Rules and/or Network procedures, which may come to affect the adjustments established in this Contract, shall be considered immediately and automatically applicable.

27th Clause
In case of any of the dispositions provided for in this Contract come to be declared illegal, invalid or unfeasible, the remaining dispositions shall not be affected, remaining in full course, producing their legal and judicial effects. At the occurrence of the hypothesis here foreseen, the parties obligate themselves, from this date, to seek a solution that, in a legal valid and feasible manner, may substitute and assist to the objectives of the disposition considered illegal, invalid or unfeasible.

28th Clause
This Contract is executed in Portuguese and shall be ruled and interpreted by the laws of Republica Federativa do Brasil. Any version of this Contract in another language shall not have any effect between the Parties and/or before other and may not be used by those and these in any procedure, instance or court, as evidence or for purposes of interpretation of the dispositions in this Contract.

       Signature Sheet of the Contract of Purchase and sale of electrical
           Energy celebrated on September 26, 2003, between ENERTRADE
          Comercializadora de Energia Eletrica S.A. and Espirito Santo
                        Centrais Eletricas S.A.- ESCELSA.




And having between themselves agreed upon this Contract as just and contracted, the parties hereto have hereunto signed the present document in 3 (three) copies, of equal content and for one sole effect, in the presence of the witnesses signed below.


Sao Paulo, September 26, 2003.




ENERTRADE - COMERCIALIZADORA DE ENERGIA S.A.
By: Antonio Jose Sellare
Post: Financial Director





ENERTRADE S.A
By: Carlos Alberto Silva de Almeida e Loureiro
Post: Attorney





ESCELSA- Espirito Santo Centrais Eletricas S.A
By: Antonio Eduardo da Silva Oliva
Post: CEO





ESCELSA- Espirito Santo Centrais Eletricas S.A
By: Armando Fernandes Bernardo
Post: Commercial Director





Witnesses:
Name:
ID (RG):
Social security (CPF):

Name:
ID (RG):
Social security (CPF):


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